Exhibit 99.1

Sharps Compliance Corp. Announces Results for the Quarter Ended December 31,
2004

     HOUSTON--(BUSINESS WIRE)--Jan. 31, 2005--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced its operating results for the second quarter of fiscal year 2005.
     For the three-months ended December 31, 2004, the Company reported revenues of $2.2 million versus revenues for the corresponding quarter of the prior fiscal year of $2.1 million, an increase of 7.5%. For the six-months ended December 31, 2004, the Company generated revenues of $4.6 million versus revenues for the corresponding quarter of the prior year of $4.1 million, a 14% increase.
     The Company generated gross margins of 40% and 42% for the three and six months ended December 31, 2004, respectively. The Company's S, G & A expenses increased by 6% for the six months ended December 31, 2004 when compared to the corresponding period of the prior year.
     The Company reported essentially break-even operating results for the quarter ended December 31, 2004 and net income of $0.1 million, or $0.01 per share, for the six months ended December 31, 2004. These amounts compare to break-even operating results for the quarter ended December 31, 2003 and a net loss of $0.1 million, or $0.01 per share, for the six months ended December 31, 2003.
     Regarding the second quarter results, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp., stated, "Although the revenue growth rate of 14% for the six months ended December 31, 2004 is impressive, our internal plans envisioned higher growth levels consistent with the opportunities we see in the market place. We have focused our sales efforts on the healthcare, agriculture, hospitality, professional, commercial and residential markets and believe such efforts will support the continued growth plans of the Company."
     In December 2004, the U. S. Environmental Protection Agency ("EPA") issued its new guidelines for the proper disposal of medical sharps (see www.epa.gov/epaoswer/other/medical/sharps.htm). Among the recommended methods of disposal are mail-back programs such as the Company's.
     Kunik added, "The EPA's guidance is a major event in the movement of the country towards proper disposal of medical sharps generated by self injectors. Our products and services are well suited to meet the requirements of the new guidelines."
     The Company recently launched a new Web site. We invite you to visit the Company at www.sharpsinc.com.
     Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
     Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
     The Company also has a mutually exclusive joint marketing agreement with McKesson Health Solutions ("McKesson"), a subsidiary of McKesson Corporation, to co-market and sell the Sharps Disposal by Mail System(TM) products and services to pharmaceutical manufacturers and biotechnology companies. McKesson is a leader in the design, implementation and management of marketing programs, specialty pharmaceutical services and patient support centers that help pharmaceutical and biotechnology manufacturers successfully commercialize their products.
     Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.

     The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

     (Financial Highlights Follow)


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      Three Months Ended         Six Months Ended
                         December 31,              December 31,
                   ------------------------- -------------------------
                       2004         2003         2004         2003
                   ------------ ------------ ------------ ------------
                   (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)
                   ------------ ------------ ------------ ------------
REVENUES           $2,229,045   $2,074,220   $4,648,431   $4,071,432

COSTS AND
 EXPENSES:
  Cost of revenues  1,330,947    1,251,600    2,718,491    2,469,310
  Selling, general
   and
   administrative     861,021      798,339    1,728,926    1,634,725
  Depreciation and
   amortization        40,355       39,590       83,256       78,248
                   ------------ ------------ ------------ ------------
Operating income
 (loss)                (3,278)     (15,309)     117,758     (110,851)

INTEREST EXPENSE       (5,364)      (7,052)     (13,288)     (28,087)
                   ------------ ------------ ------------ ------------
  Net Income
   (loss) before
   Income Taxes       ($8,642)    ($22,361)    $104,470    ($138,938))
                   ------------ ------------ ------------ ------------
Income Taxes             (493)           -       (4,693)           -
                   ------------ ------------ ------------ ------------
Net Income (Loss)     ($9,135)    ($22,361)     $99,777    ($138,938)
                   ============ ============ ============ ============

NET LOSS PER SHARE
     Basic             ($0.00)      ($0.00)       $0.01       ($0.01)
                   ============ ============ ============ ============
     Diluted           ($0.00)      ($0.00)       $0.01       ($0.01)
                   ============ ============ ============ ============

SHARES USED IN
 COMPUTING NET
 INCOME (LOSS) PER
 SHARE
     Basic         10,538,144   10,538,256   10,538,144   10,247,955
     Diluted       10,538,144   10,538,256   10,869,494   10,247,955


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                           December 31,     June 30,
                                               2004           2004
                                           -------------  ------------
                                            (Unaudited)
Assets
 Current assets:
   Cash and cash equivalents                   $200,795      $242,803
   Restricted cash                               66,993        14,678
   Accounts receivable, net                     796,009       981,408
   Inventory                                    415,735       393,238
   Prepaid and other assets                     106,032       138,798
                                           -------------  ------------
        Total current assets                  1,585,564     1,770,925
 Property and equipment, net                    467,417       539,800
 Intangible assets, net                           9,745        10,051
                                           -------------  ------------
        Total assets                         $2,062,726    $2,320,776
                                           =============  ============

Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable                            $397,226      $592,943
   Accrued liabilities                          296,557       338,153
   Deferred revenue - pump return                70,807       110,702
   Current portion of deferred revenue -
    incineration                                121,816       108,299
   Current portion of deferred revenue -
    transportation                              646,852       553,938
   Notes payable and current portion of
    long-term debt                                    -       185,932
   Current maturities of capital lease
    obligations                                  44,181        37,513
                                           -------------  ------------
        Total current liabilities             1,577,439     1,927,480
 Long-term deferred revenue - incineration,
  net of current portion                         27,442        30,408
 Long-term deferred revenue -
  transportation, net of current portion        189,998       179,506
 Long-term debt, net of current portion               -        10,826
 Obligations under capital leases, net of
  current maturities                             67,460        84,446
 Other                                           58,000        45,500
                                           -------------  ------------
        Total liabilities                     1,920,339     2,278,166
 Stockholders' equity:
        Total stockholders' equity              142,387        42,610
                                           -------------  ------------
        Total liabilities and
         stockholders' equity                $2,062,726    $2,320,776
                                           =============  ============


     CONTACT: Sharps Compliance Corp., Houston
              David P. Tusa, 713-660-3514
              dtusa@sharpsinc.com
              www.sharpsinc.com